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                                                                      EXHIBIT 21



                           Subsidiaries of Registrant


The following entities are subsidiaries of Famous Dave's of America, Inc.:

     1.   D&D of Minnesota, Inc., a Minnesota corporation;

     2.   Lake & Hennepin BBQ and Blues, Inc., a Minnesota corporation;

     3.   Famous Dave's RIBS, Inc., a Minnesota corporation;

          (i) Famous Dave's RIBS of Maryland, Inc., a Minnesota corporation (subsidiary of Famous Dave's RIBS, Inc.)

     4.   Famous Dave's RIBS-U Inc., a Minnesota corporation;

     5.   Minwood Partners, Inc., a Delaware corporation; and

     6.   Famous Dave's of Kansas, Inc., a Kansas corporation.

     7.   FDA Properties, Inc., a Delaware corporation.